EXHIBIT 23.1

                     CONSENT OF THE INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on
Form S-8 (Registration No. 333-    ) of our report dated February 4, 1998 on our
audit of the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc. as of December 31, 1997, June 30, 1997 and June 30, 1996 and for the six month transition period ended December 31, 1997 and for each of the three fiscal years in the period ended June 30, 1997, and our report dated August 5, 1997 on our audit of the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc. as of June 30, 1997 and June 30, 1996 and for each of the three years in the period ended June 30, 1997.


/s/ PricewaterhouseCoopers LLP
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Chicago, Illinois
March 15, 1999